SCHEDULE 14C INFORMATION

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Pacific Select Fund

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PACIFIC SELECT FUND

HEALTH SCIENCES PORTFOLIO

INFORMATION STATEMENT DATED JUNE 3, 2014

This document (“Information Statement”) provides information concerning a new portfolio manager and a new portfolio management agreement for the Health Sciences Portfolio and is being sent on or about June 3, 2014 to the shareholders of record as of May 27, 2014.

We are not asking you for a proxy and you are requested not to send us a proxy.

I.    Introduction and Background

The Pacific Select Fund (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a change in portfolio manager and a new portfolio management agreement with respect to the Health Sciences Portfolio (the “Portfolio”), effective May 1, 2014. Information regarding the new portfolio manager is included in the Trust’s prospectus for Class I and Class P shares dated May 1, 2014. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in portfolio manager requires shareholder approval of a new portfolio management agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Trust and Pacific Life Fund Advisors LLC (“PLFA” or “Adviser”), in accordance with the terms of the exemptive order, PLFA and the Trust can hire, terminate, and replace, as applicable, portfolio managers and enter into new portfolio management agreements (except, as a general matter, portfolio managers affiliated with PLFA) without shareholder approval. The additional information provided herein concerning the portfolio manager change is being provided pursuant to the requirements of the exemptive order.

At an in-person meeting on December 11, 2013, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not “interested persons”, as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective May 1, 2014, a new Portfolio Management Agreement with BlackRock Investment Management, LLC (“BlackRock”) with respect to the Health Sciences Portfolio (the “BlackRock Portfolio Management Agreement”) and appointed BlackRock as the new Portfolio Manager for this Portfolio. The prior portfolio manager to the Portfolio decided to resign as portfolio manager effective April 30, 2014 for its own business reasons. BlackRock’s appointment as the new Portfolio Manager and the Board’s approval of the BlackRock Portfolio Management Agreement were made in accordance with the exemptive order issued by the SEC with regard to the Trust and did not require shareholder approval. In order to facilitate the sub-adviser change, a portion of the fund’s holdings were sold and new investments purchased in accordance with recommendations by the new Portfolio Manager. PLFA, on behalf of the Trust, has retained a transitioning agent in order to reduce transaction costs associated with the purchase and sale of portfolio holdings in connection with the transition.

II.    Board Consideration of the New Portfolio Management Agreement

In evaluating the BlackRock Portfolio Management Agreement, the Board, including the Independent Trustees, considered the factors described below. Additionally, the Board considered the various screening processes that PLFA utilizes in reaching a recommendation for a new portfolio manager, including screening for qualified firms through the use of quantitative data and information gathered from independent third-party databases, as well as due diligence conducted by PLFA on the investment resources and personnel of a portfolio manager and an assessment of the investment strategies used by a portfolio manager. In addition, the Board reviewed the specific criteria and information evaluated by PLFA during the selection process of BlackRock, including another firm considered by PLFA, and PLFA’s analysis in reaching its conclusion to recommend BlackRock as Portfolio Manager for the Health Sciences Portfolio. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the portfolio managers, and has recommended and taken measures to attempt to remedy relative underperformance by a fund when PLFA and the Board believed appropriate.

In evaluating the BlackRock Portfolio Management Agreement, the Board, including all the Independent Trustees, considered the following factors, among others:

A.    Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining BlackRock as Portfolio Manager to the Health Sciences Portfolio, particularly in light of the nature, extent, and quality of the services expected to be provided by BlackRock. In this regard, the Trustees considered various materials relating to the proposed Portfolio Manager, including copies of the proposed BlackRock Portfolio Management Agreement; copies of BlackRock’s Form ADV; financial information; and other information deemed relevant to the Trustees’ evaluation, including comprehensive assessments from senior management of PLFA.

The Trustees considered that under the BlackRock Portfolio Management Agreement, BlackRock would be responsible for providing the investment management services for the Portfolio’s assets, including investment research, advice and supervision, and determining which securities would be purchased or sold by the Portfolio. The Trustees considered the quality of the management services expected to be provided to the Health Sciences Portfolio over both the short- and long-term, the organizational depth and resources of BlackRock, including the background and experience of BlackRock’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

In addition, the Trustees considered that they had previously reviewed and approved BlackRock’s written compliance policies and procedures and that the Trust’s CCO previously provided an assessment of BlackRock’s compliance program, as required under Rule 38a-1 of the 1940 Act, and its code of ethics. In making these assessments, the Trustees took note of the due diligence PLFA conducted with respect to BlackRock, and were aided by the assessment and recommendation of PLFA and the in-person presentation and materials provided by BlackRock.

The Board concluded it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Health Sciences Portfolio by BlackRock under the BlackRock Portfolio Management Agreement.

B.    Performance

The Trustees considered PLFA’s efforts and process to search for and screen advisory firms that are qualified to manage a health sciences strategy and PLFA’s identification of BlackRock to serve as Portfolio Manager with regard to the Health Sciences Portfolio’s day-to-day investment activities. The Trustees considered factors concerning performance in connection with their consideration of this matter and in connection with approval of the related BlackRock Portfolio Management Agreement, including the factors described below.

The Trustees considered information about the historical performance of a portfolio managed by the same BlackRock portfolio management team that would manage the Health Sciences Portfolio using similar investment strategies (the “BlackRock Comparable Performance”). The Trustees considered the BlackRock Comparable Performance against a pertinent benchmark and against the applicable peer group for the year-to-date, one-, three-, five- and ten-year periods as of October 31, 2013. The Trustees also considered the BlackRock Comparable Performance against a pertinent benchmark and an applicable peer group for the previous nine calendar years, and the risk-adjusted performance relative to peers from October 2007 through September 2013.

The Trustees also considered information about the historical performance of additional portfolios and an account managed by BlackRock using similar investment strategies as those proposed for the Health Sciences Portfolio against pertinent benchmarks for the one-, three-, five-, ten-year and since inception periods as of September 30, 2013, as applicable. Additionally, the Trustees considered performance information presented by PLFA for another potential manager of the Portfolio. The Trustees also considered the need for BlackRock to adhere to the Health Sciences Portfolio’s general investment mandate in order to function appropriately in the Portfolio Optimization Portfolios.

The Board determined that BlackRock’s performance record with respect to similarly managed accounts was acceptable.

C.    Advisory and Portfolio Management Fees

The Trustees considered information regarding the comparative advisory fees charged under other investment advisory contracts of the Portfolio Manager with regard to other portfolios with substantially similar investment strategies as the Health Sciences Portfolio. The Trustees also considered that the proposed sub-advisory fees payable to BlackRock under the BlackRock Portfolio Management Agreement contain breakpoints and are the same as the sub-advisory fees paid to the current portfolio manager. The Trustees also considered that PLFA seeks to price the sub-advisory fees to scale. The Trustees considered that the advisory fee schedule would remain unchanged from the current fee schedule for the Portfolio.

In comparing the proposed fees to be paid by the Health Sciences Portfolio to fees charged by BlackRock for other similarly managed portfolios, the Trustees noted that there were differences in the level of services proposed to be provided to the Portfolio by BlackRock and in the nature or size of the accounts. These differences explained differences in fee schedules.

The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and BlackRock, and that the Health Sciences Portfolio’s sub-advisory fees are paid by PLFA and are not paid directly by the Health Sciences Portfolio. Additionally, the Trustees considered that there are certain costs associated with a manager change, but that the ongoing operating expenses paid by the shareholders were not expected to materially increase as a result of this portfolio manager change.

The Board concluded that the compensation payable under the BlackRock Portfolio Management Agreement is fair and reasonable.

D.    Costs, Level of Profits and Economies of Scale

The Trustees considered firm-wide profitability information provided by BlackRock and noted that it was difficult to accurately determine or evaluate the projected profitability of the BlackRock Portfolio Management Agreement to BlackRock because it managed substantial assets and had multiple business lines and, further, that any such assessment would involve assumptions regarding its allocation policies, capital structure, cost of capital, business mix and other factors. The Trustees focused their consideration on other information provided in connection with this matter, given the arms’-length nature of the relationship between PLFA and BlackRock with respect to the negotiation of Portfolio sub-advisory fees, the fact that such fees are paid by PLFA and the fact that the projected profitability of the BlackRock Portfolio Management Agreement to BlackRock is an estimate because it had not yet begun to manage the Health Sciences Portfolio.

The Board concluded that the Health Sciences Portfolio’s fee structure reflected in the BlackRock Portfolio Management Agreement is fair and reasonable.

E.    Ancillary Benefits

The Trustees received from PLFA and BlackRock information concerning other benefits that may be received by BlackRock and its affiliates as a result of their relationship with the Health Sciences Portfolio, including commissions that may be paid to broker-dealers affiliated with the Portfolio Manager and the anticipated use of soft-dollars by the Portfolio Manager. In this regard, the Trustees noted that BlackRock represented that it anticipates utilizing affiliated broker-dealers and that it anticipates using soft dollar credits generated by Portfolio commissions to pay for research services. The Trustees considered potential benefits to be derived by BlackRock from its relationship with the Health Sciences Portfolio and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.    Conclusion

Based on their review, including the consideration of each of the factors referred to above, the Board found that: (i) the BlackRock Portfolio Management Agreement is in the best interests of the Health Sciences Portfolio and its shareholders; and (ii) the compensation payable under the BlackRock Portfolio Management Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.    The New Portfolio Management Agreement

The BlackRock Portfolio Management Agreement is substantially similar to the portfolio management agreement with the prior portfolio manager. BlackRock, subject to the supervision of the Adviser, provides a continuous investment program for the Portfolio and determines the composition of the assets of the Portfolio, including the evaluation, investment, purchases and/or sales and reinvestment of the Portfolio’s assets in accordance with its investment goal, strategies, policies and restrictions. BlackRock bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of the Portfolio Manager’s services provided under the BlackRock Portfolio Management Agreement. The Portfolio is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act, other applicable laws, applicable regulations or other provisions of the BlackRock Portfolio Management Agreement, BlackRock is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the BlackRock Portfolio Management Agreement, except generally: (i) by reason of willful misfeasance, bad faith, negligence, or reckless disregard of, its obligations and its duties under the BlackRock Portfolio Management Agreement; (ii) by its material breach of any provision of the BlackRock Portfolio Management Agreement, including its material breach of any representation, warranty or undertaking; or (iii) by any untrue (or alleged untrue) statement of a material fact or omission (or alleged omission) of a material fact required to be stated within a registration statement (or amendment or supplement thereto) necessary to make the statements therein not misleading, if such statement or omission were made in reliance on information provided in writing by the portfolio manager (or its affiliates) to the Adviser, the Trust, or any affiliated person of the Trust. The BlackRock Portfolio Management Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Portfolio and also, in either event, approval of a majority of the Independent Trustees. The BlackRock Portfolio Management Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties.

There was no change to the advisory fee rate paid by the Health Sciences Portfolio to the Adviser in connection with the portfolio manager change. Additionally, there was no change to the sub-advisory fee rate paid by the Adviser to the Portfolio Manager in connection with the portfolio manager change. The current sub-advisory fee rate for the Portfolio is referenced below:

Current Fee Schedule
0.500% on first $100 million
0.475% on next $150 million
0.450% on next $250 million
0.425% on excess

The sub-advisory fees were paid by the Adviser to the prior portfolio manager through April 30, 2014, pursuant to a portfolio management agreement dated May 1, 2005. For the period January 1, 2013 through December 31, 2013, the Portfolio’s sub-advisory fees paid or owed by the Adviser to the prior portfolio manager totaled $1,051,144.68. For the Portfolio’s fiscal year ended December 31, 2013, the Portfolio did not pay any brokerage commissions to an affiliated broker of BlackRock.

IV.    Information Regarding BlackRock

BlackRock is wholly-owned by Trident Merger, LLC and is an indirect, wholly-owned, subsidiary of BlackRock, Inc., one of the largest publicly traded investment management firms in the United States. BlackRock, Inc. is an affiliate of PNC Financial Services Group, Inc. BlackRock is a registered investment adviser and a commodity pool operator organized in 1999. As of March 31, 2014, BlackRock, Inc.’s total assets under management, including its affiliates, were approximately $4.4 trillion. BlackRock’s address is 1 University Square Drive, Princeton, NJ 08540. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10055.

BlackRock or its affiliate, BlackRock, Inc., acts as investment adviser to the following registered investment companies (as of March 31, 2014) which have a similar investment objective to the Portfolio.

Portfolio Name	Net Assets	Compensation Rate	Waived/ Reduced
BlackRock Health Sciences Opportunities Fund	$3.5 billion	0.720% of average daily net assets	No

Confidential Subadvised Fund	$460 million	0.500% on first $200 million 0.425% on next $300 million 0.400% in excess of $500 million	No

BlackRock Health Sciences Trust	$228 million	0.010% of average daily net assets	No

As of March 31, 2014, BlackRock’s principal executive officers and occupations are:

Principal Executive Officers[1]	Principal Occupation
Laurence Fink	Chief Executive Officer
Robert Kapito	President
Paul Audet	Senior Managing Director
Matthew Mallow	General Counsel and Senior Managing Director
Philippe Matsumoto	Treasurer and Managing Director
Robert Fairbairn	Senior Managing Director
Bennett Golub	Chief Risk Officer and Senior Managing Director
Charles Hallac	Chief Operating Officer and Senior Managing Director
Richard Kushel	Senior Managing Director
Mark McCombe	Senior Managing Director and Chairman of Asia-Pacific
Barbara Novick	Senior Managing Director
Russell McGranahan	Secretary and Managing Director
Gary Shedlin	Chief Financial Officer and Senior Managing Director
Linda Gosden Robinson	Senior Managing Director and Head of Marketing and Communications
Kendrick Wilson	Vice Chairman

[1]	The business address for each above individual with respect to the individual’s position at BlackRock is c/o BlackRock – 1 University Square Drive, Princeton, New Jersey 08540

No Officer or Trustee of the Trust is an officer, director or shareholder of BlackRock (including its affiliates).

Additional Information

Additional information about BlackRock is available in Pacific Select Fund’s Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

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The Trust’s annual report for the fiscal year ended December 31, 2013 and the Trust’s semi-annual report for the fiscal half-year ended June 30, 2013 were previously sent to shareholders. Both reports are available upon request without charge by contacting Pacific Select Fund by:

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660

Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660

Telephone:

Pacific Life’s Annuity Contract Owners: 1-800-722-4448

Pacific Life’s Annuity Financial Professionals: 1-800-722-2333

Pacific Life’s Life Insurance Policy Owners: 1-800-347-7787

PL&A’s Annuity Contract Owners: 1-800-748-6907

PL&A’s Life Insurance Policy Owners: 1-888-595-6997

Website:	www.PacificLifeAndAnnuity.com

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Trust. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, Inc., 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

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